UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/15/2008

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 15, 2008, DPWN Holdings (USA), Inc. ("DHL") and ABX Air, Inc. ("ABX"), which is a wholly owned subsidiary of Air Transport Services Group, Inc. ("ATSG"), entered into a Severance and Retention Agreement (the "Agreement") pursuant to which DHL will reimburse ABX for certain costs incurred in providing severance, retention and other benefits to ABX's employees whose employment is terminated in connection with DHL's implementation of its U.S. restructuring plan.

ABX performs services for DHL Network Operations (USA), Inc. pursuant to an ACMI Service Agreement (the "ACMI agreement") and for DHL Express (USA), Inc. pursuant to a Hub and Line-Haul Services Agreement (the "Hub Services agreement"), both dated August 15, 2003. DPWN Holdings (USA), Inc. is the parent of DHL Network Operations (USA), Inc. and DHL Express (USA), Inc., which entities may hereinafter collectively be referred to as "DHL", and guarantees the obligations of its subsidiaries under their respective agreements with ABX. The ACMI and Hub Services agreements accounted for approximately 73% of ATSG's revenues during the first six months of 2008.

On May 28, 2008, DHL announced plans to restructure its U.S operations by terminating through June 30, 2009, the services of 55 DC-9 aircraft that ABX is operating on behalf of DHL under the ACMI agreement. DHL further announced that it was negotiating an agreement with United Parcel Service, Inc. ("UPS"), pursuant to which it would transfer to UPS no later than by the end of 2009, substantially all of the remaining services that ABX is performing for DHL under the ACMI and Hub Services agreements. ATSG estimates that approximately 6,000 employees working in Wilmington, Ohio will lose their jobs as a result of the restructuring plan, in the event it is fully implemented.

Under the Agreement, DHL will pay to or reimburse ABX for certain costs incurred in providing severance, retention and other benefits to certain employees performing services under the ACMI and Hub Services agreements whose employment is terminated as a result of DHL's implementation of its U.S. restructuring plan. The severance plan benefits include salary continuation and the provision of health insurance COBRA benefits for a defined period based on the number of years the employee has worked for ABX.

DHL will also reimburse ABX for retention benefits paid to certain of ABX's employees that continue working for ABX until their employment is terminated in conjunction with the transition of the services to UPS. The retention benefits are contingent upon DHL consummating an agreement with UPS and will be paid in a lump sum in conjunction with the termination of employment.

DHL will also reimburse ABX for the costs incurred in paying a productivity bonus to certain employees at the end of each month that such employees meet certain attendance goals.

While not provided for under ABX's collective bargaining agreement with its pilots' union, the Agreement also calls upon DHL to reimburse ABX for the costs incurred, as may be agreed by DHL, in establishing a plan for its pilots, subject to and contingent upon the agreement of ABX and its pilots' union with respect to the terms thereof, to address issues arising from DHL's implementation of its U.S. restructuring plan.

In addition to the foregoing severance, retention and productivity benefits, DHL will reimburse ABX for the costs incurred in providing transition services, such as career counseling and job placement services, to certain ABX employees whose employment is terminated as a result of DHL's restructuring plan.

The costs incurred under the Agreement will vary depending upon the extent to which as well as the speed at which DHL implements its U.S. restructuring plan and are expected to exceed $200 million. These costs will not be marked up or subject to the labor cost limitations under the ACMI and Hub Services agreements.

Item 7.01.    Regulation FD Disclosure

On August 19, 2008, ABX Air, Inc., which is a wholly owned subsidiary of Air Transport Services Group, Inc., issued a press release announcing that it had entered into a severance and retention agreement with DHL and impending job reductions.

A copy of the release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.    Description
--------------    -----------------
99.1                Press release issued by ABX Air, Inc. on August 19, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: August 20, 2008	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate Secretary & General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	ABX Air Finalizes Severance and Retention Plans